EXHIBIT 23

CONSENT OF BEARD MILLER COMPANY LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3, Nos. 2-80547 and 33-81246, and Form S-8, No. 33-26180) of The York Water Company of our report dated February 6, 2004, relating to the financial statements of The York Water Company as of and for the year ended December 31, 2003, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the inclusion of our report dated February 6, 2004 relating to the financial statement schedule as of and for the year ended December 31, 2003, which appears in this Form 10-K.

/s/Beard Miller Company LLP

York, Pennsylvania
March 10, 2004